Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
NexPoint Real Estate Finance Operating Partnership, L.P.	Delaware
NexPoint Buffalo Pointe Holdings, LLC	Delaware
NREF OP I, L.P.	Delaware
NREF OP I Holdco, LLC	Delaware
NREF OP I Subholdco, LLC	Delaware
NexPoint WLIF I Borrower, LLC	Delaware
NREF OP II, L.P.	Delaware
NREF OP II Holdco, LLC	Delaware
NREF OP II SubHoldco, LLC	Delaware
NexPoint WLIF II Borrower, LLC	Delaware
NREF OP IV, L.P.	Delaware
NREF OP IV REIT Sub, LLC	Delaware
NREF OP IV REIT Sub TRS, LLC	Delaware